Exhibit 10.1

Summary of 2012 Performance Bonus Program

The following is a summary description of the terms and conditions with respect to the cash performance bonuses for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) (the “NEO’s”) whose 2012 target bonus opportunity as been determined:

Named Executive Officers	2012 Target Bonus Opportunity (% of Base Salary)
Paul B. Nahi, President and Chief Executive Officer	100
Dennis Hollenbeck, Vice President of Engineering	50
Jeff Loebbaka, Vice President of Worldwide Sales	60
Greg Steele, Vice President of Operations	50

All Company non-sales commissioned employees, including the NEO’s, are eligible for performance bonuses under the 2012 Bonus Program. The Compensation Committee structured NEO target bonuses under the 2012 Bonus Program so that payouts would be determined based upon achievement against goals weighted as follows: 60% for achieving corporate goals, 30% for achieving department goals and 10% for achieving individual goals.

Corporate goals are further weighted 50% on top-line revenue and 50% on gross margin. Payouts for revenue and margin are independently determined based upon pre-established threshold, target and maximum goals; however, unless otherwise determined by the Compensation Committee, no payout with respect to the corporate goal portion of a bonus will be made unless the threshold goal is met for both revenue and margin. The threshold payout for each NEO’s bonus is 50% of the NEO’s 2012 target bonus opportunity. For performance between threshold and target, or target and maximum, bonus payouts are expected to be interpolated on a straight-line basis. The maximum bonus payment is scheduled to be 200% of the 2012 target bonus opportunity, regardless of performance above the maximum performance goal target.

The 2012 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s employees (including executive officers) for the Company’s performance in meeting certain key corporate objectives for the prior year and, if applicable, each individual’s performance and/or contribution in meeting the Company’s corporate objectives for the prior year. The Compensation Committee may determine specific departmental goals and individual goals for each executive officer. The actual cash bonus awarded in any year, if any, may be more or less than each employee’s annual bonus target. For the Company’s executive officers, whether or not a bonus is paid in any year is within the discretion of the Compensation Committee.

The Company’s sales commissioned employees, including Mr. Loebbaka, will not participate in the 2012 Bonus Program, but will instead participate in a sales objective bonus plan (the “2012 Sales Commission Plan”) based upon achievement of quarterly revenue-based sales performance targets and specified non-revenue-based objectives. The Compensation Committee has established Mr. Loebbaka’s 2012 target bonus opportunity under the 2012 Sales Commission Plan at 60% of his 2012 base salary.